As filed with the Securities and Exchange Commission on June 28, 1999
                                                 Registration No. 333-
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               -------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               -------------------

                      TRANS WORLD ENTERTAINMENT CORPORATION
             (Exact name of registrant as specified in its charter)


                    New York                        14-1541629
(State or other jurisdiction of        (I.R.S. Employer Identification Number)
incorporation or organization)

38 Corporate Circle, Albany, New York                  12203
(Address of principal executive offices)            (Zip Code)
                               -------------------

          Trans World Entertainment Corporation 1998 Stock Option Plan
          Trans World Entertainment Corporation 1999 Stock Option Plan
                            (Full title of the plans)
                               -------------------

                                Robert J. Higgins
                       President, Chief Executive Officer
                     and Chairman of the Board of Directors
                      Trans World Entertainment Corporation
                               38 Corporate Circle
                             Albany, New York 12203
                     (Name and address of agent for service)

                                 (518) 452-1242
          (Telephone number, including area code, of agent for service)


                                 With copies to:
                            William M. Hartnett, Esq.
                             Cahill Gordon & Reindel
                                 80 Pine Street
                            New York, New York 10005
                               -------------------

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------
                                                         Proposed maximum   Proposed maximum
      Title of each class of            Amount to be      offering price        aggregate         Amount of
    securities to be registered        registered (1)      per share (2)        offering       registration fee
                                                                                price (2)
----------------------------------------------------------------------------------------------------------------
 Common stock, par value $.01 per        4,500,000            $10.625          $47,812,500        $13,291.88
               share
================================================================================================================

(1) Plus such indeterminate number of shares pursuant to Rule 416 under the Securities Act of 1933 as may be issued in respect of stock splits, stock dividends and similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, the registration fee has been calculated on the basis of the average of the high and low prices of Trans World common stock on June 24, 1999, which was $10.625 per share, as reported on the Nasdaq Stock Market, Inc.


===============================================================================

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The information specified in Part I of Form S-8 is not being filed with or included in this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The following documents, which are on file with the Securities and Exchange Commission, are incorporated by reference in this Registration Statement:

          (a) Trans World's Annual Report on Form 10-K for the year ended January 30, 1999 filed on April 30, 1999.

          (b) The following reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since January 30, 1999:

          o Trans World's Quarterly Report on Form 10-Q for the quarter ended May 1, 1999 filed on June 15, 1999;

          o    Trans World's Current Report on Form 8-K filed on June 11, 1999;

          o    Trans World's Current Report on Form 8-K/A filed on May 11, 1999;
               and

          o    Trans World's Current Report on Form 8-K filed on April 23, 1999.

          (c) The description of Trans World's common stock contained in Trans World's Registration Statement on Form 8-A filed on July 21, 1986 pursuant to Section 12 of the Securities Exchange Act of 1934, as updated by Trans World's Registration Statement on Form S-4 (Registration No. 333-75231) filed on March 29, 1999, as amended by Amendment No. 1 on Form S-4/A filed on March 30, 1999.

     All documents subsequently filed by Trans World pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.



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

     Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

     Not applicable.

Item 5.  Interests of Named Experts and Counsel.

     Not applicable.

Item 6.  Indemnification of Directors and Officers.

     Section 722 of the New York Business Corporation Law provides that a corporation may indemnify an officer or director, in the case of third party actions, against judgments, fines, amounts paid in settlement and reasonable expenses and, in the case of derivative actions, against amounts paid in settlement and reasonable expenses, if the director or officer "acted in good faith for a purpose which he reasonably believed to be in . . . the best interests of the corporation" and, in the case of criminal actions, "had no reasonable cause to believe that his conduct was unlawful." Statutory indemnification may not be provided in derivative actions in respect of a threatened action, or a pending action which is settled or otherwise disposed of, or any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement and expenses as the court deems proper.

     As contemplated Section 721 of the New York Business Corporation Law, Trans World's By-Laws, as amended, provide a broader basis for indemnification in accordance with and as permitted by Article 7 of the New York Business Corporation Law.

     Section 6.6 of Trans World's By-Laws provides as follows:

     "Section 6.6 Indemnification.

     Except to the extent expressly prohibited by the New York Business Corporation Law, the Corporation shall indemnify each person made or threatened to be made a party to any action or proceedings, whether civil or criminal, by reason of the fact that such person or such person's testator or intestate is or was a director or officer of the Corporation, or serves or served at the request of the Corporation any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorney's fees, incurred in connection with such action or proceedings, or any appeal therein, provided that no such indemnification shall be made if a judgment or other final adjudication adverse to such person establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action as adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, and provided further that no such indemnification shall be required with respect to any settlement or other nonadjudicated disposition of any threatened or pending action or proceedings unless the Corporation has given its prior consent to such settlement or other disposition.

     The Corporation shall advance or promptly reimburse upon request any person entitled to indemnification hereunder for all expenses, including attorney's fees, reasonably incurred in defending any action or proceeding in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such person to repay such amount if such person is ultimately found not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced or reimbursed exceed the amount to which such person is entitled, provided, however, that such person shall cooperate in good faith with any request by the Corporation that common counsel be utilized by the parties to an action or proceeding who are similarly situated



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

unless to do so would be inappropriate due to actual or potential differing interests between or among such parties.

     Nothing herein shall limit or affect any right of any person otherwise than hereunder to indemnification or expenses, including attorneys' fees, under any statute, rule, regulation, certificate of incorporation, by-law, insurance policy, contract or otherwise.

     Anything in these by-laws to the contrary notwithstanding, no elimination of this by-law, and no amendment of this by-law adversely affecting the right of any person to indemnification or advancement of expenses hereunder shall be effective until the 60th day following notice to such person of such action, and no elimination of or amendment to this by-law shall deprive any person of his or her rights hereunder arising out of alleged or actual occurrences, acts or failures to act prior to such 60th day.

     The Corporation shall not, except by elimination or amendment of this by-law in a manner consistent with the preceding paragraph, take any corporate action or enter into any agreement which prohibits, or otherwise limits the rights of any person to, indemnification in accordance with the provisions of this by-law. The indemnification of any person provided by this by-law shall continue after such person has ceased to be a director, officer or employee of the Corporation and shall inure to the benefit of such person's heirs, executors, administrators and legal representatives.

     The Corporation is authorized to enter into agreements with any of its directors, officers or employees extending rights to indemnification and advancement of expenses to such person to the fullest extent permitted by applicable law, but the failure to enter into any such agreement shall not affect or limit the rights of such person pursuant to this by-law, it being expressly recognized hereby that all directors, officers and employees of the Corporation, by serving as such after the adoption hereof, are acting in reliance hereon and that the Corporation is estopped to contend otherwise.

     In case any provision in this by-law shall be determined at any time to be unenforceable in any respect, the other provisions shall not in any way be affected or impaired thereby, and the affected provision shall be given the fullest possible enforcement in the circumstances, it being the intention of the Corporation to afford indemnification and advancement of expenses to its directors, officers and employees, acting in such capacities or in the other capacities mentioned herein, to the fullest extent permitted by law.

     For purposes of this by-law, the Corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his or her duties to the Corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan, and excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered indemnifiable expenses. For purposes of this by-law, the term "Corporation" shall include any legal successor to the Corporation, including any corporation which acquires all or substantially all of the assets of the Corporation in one or more transactions."

Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

     The exhibits listed in the Index to Exhibits are filed as a part of this Registration Statement.

Item 9.  Undertakings.

          (a) The undersigned registrant hereby undertakes:



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

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

               (iii)to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that clauses (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


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

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Albany, State of New York, on June 28, 1999.

                      TRANS WORLD ENTERTAINMENT CORPORATION


                      By:  /s/ JOHN J. SULLIVAN
                           ----------------------------------------
                                         John J. Sullivan
                               Senior Vice President-Finance, Chief
                                 Financial Officer and Treasurer


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert J. Higgins and John J. Sullivan, and each of them singly, such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission under the Securities Act of 1933, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agents of any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                Signature                                        Title                                Date

             /s/ ROBERT J. HIGGINS                 Chairman of the Board, President,             June 28, 1999
---------------------------------------          Chief Executive Officer and Director
           (Robert J. Higgins)

              /s/ JOHN J. SULLIVAN                 Senior Vice President-- Finance,              June 28, 1999
---------------------------------------         Chief Financial Officer and Treasurer(*)
            (John J. Sullivan)

        /s/ MATTHEW H. MATARASO                         Secretary and Director                   June 28, 1999
---------------------------------------
          (Matthew H. Mataraso)

                /s/ DEAN S. ADLER                              Director                          June 28, 1999
---------------------------------------
             (Dean S. Adler)

----------

*  Chief accounting and principal financial officer.


                                       5

                Signature                                        Title                                Date

           /s/ GEORGE W. DOUGAN                                Director                          June 28, 1999
---------------------------------------
            (George W. Dougan)

         /s/ CHARLOTTE G. FISCHER                              Director                          June 28, 1999
---------------------------------------
          (Charlotte G. Fischer)

             /s/ MARTIN E. HANAKA                              Director                          June 28, 1999
---------------------------------------
            (Martin E. Hanaka)

               /s/ ISAAC KAUFMAN                               Director                          June 28, 1999
---------------------------------------
             (Isaac Kaufman)

            /s/ JOSEPH G. MORONE                               Director                          June 28, 1999
---------------------------------------
          (Dr. Joseph G. Morone)

             /s/ MICHAEL B. SOLOW                              Director                          June 28, 1999
---------------------------------------
            (Michael B. Solow)



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

                                INDEX TO EXHIBITS

Exhibit                            Description

4.1 Restated Certificate of Incorporation -- incorporated herein by reference to Exhibit 3.1 to Trans World's Annual Report on Form 10-K for the fiscal year ended January 29, 1994. Commission File No. 0-14818.

4.2 Certificate of Amendment to the Certificate of Incorporation -- incorporated herein by reference to Exhibit 3.1 to Trans World's Quarterly Report on Form 10-Q for the fiscal quarter ended October 29, 1994. Commission File No. 0-14818.

4.3 Certificate of Amendment to the Certificate of Incorporation -- incorporated herein by reference to Exhibit 3.4 to Trans World's Annual Report on Form 10-K for the year ended January 31, 1998. Commission File No. 0-14818.

4.4 Amended By-Laws -- incorporated herein by reference to Exhibit 3.2 to Trans World's Annual Report on Form 10-K for the fiscal year ended February 2, 1991. Commission File No. 0-14818.

4.5 Certificate of Amendment to the Certificate of Incorporation -- incorporated herein by reference to Exhibit 4.5 to Trans World's Current Report on Form 8-K dated April 22, 1999, as amended by Form 8-K/A filed on May 11, 1999. Commission File No. 0-14818.

4.7 Registration Rights Agreement dated October 26, 1998 between Trans World and certain stockholders named therein -- incorporated herein by reference to Exhibit 4 to Trans World's Registration Statement on Form S-4 filed on March 29, 1999, as amended by Amendment No. 1 on Form S-4/A filed on March 30, 1999. Commission File No. 333-75231.

5 Opinion of Cahill Gordon & Reindel re: legality of Trans World common stock.

23.1 Consent of KPMG LLP.

23.2 Consent of Cahill Gordon & Reindel (included in Exhibit 5).

24 Power of Attorney (included on the signature page to this Registration Statement).

99.1 Trans World Entertainment Corporation 1998 Stock Option Plan -- incorporated herein by reference to Annex B to Trans World's Definitive Proxy Statement on Schedule 14A filed on May 7, 1998. Commission File No. 0-14818.

99.2 Trans World Entertainment Corporation 1999 Stock Option Plan -- incorporated herein by reference to Annex A to Trans World's Definitive Proxy Statement on Schedule 14A filed on May 19, 1999. Commission File No. 0-14818.






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